Exhibit 99.5

VOTE AUTHORIZATION FORM

CHEVIOT FINANCIAL CORP EMPLOYEE STOCK OWNERSHIP PLAN

SPECIAL MEETING OF SHAREHOLDERS

MAY 10, 2016

NAME              SHARES

The undersigned, being a participant in the Cheviot Financial Corp. Employee Stock Ownership Plan (the “Plan”), does hereby instruct First Bankers Trust Services, Inc. as the Trustee of the Plan to vote with respect to all shares allocated to the undersigned in the Plan as of February 24, 2016, at the Special Meeting of Shareholders to be held at the Company’s main office located at 3723 Glenmore Avenue, in Cheviot, Ohio, 45211, on May 10, 2016, at 3:00 p.m. Eastern Daylight Savings Time.  The PlanTrustee is authorized to cast all votes to which the undersigned is entitled as follows:

		FOR	AGAINST	ABSTAIN
1.

To approve and adopt the Agreement and Plan of Merger dated November 23, 2015 (the “Merger Agreement”), by and between MainSource Financial Group, Inc. (“MainSource”) and Cheviot, pursuant to which Cheviot will merge with and into MainSource (the “Merger”);

		☐	☐	☐

		FOR	AGAINST	ABSTAIN
2.	To approve a non-binding, advisory proposal to approve the compensation payable to the named executive officers of Cheviot in connection with the Merger;	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.

To approve a proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes present at the Special Meeting in person or by proxy to approve and adopt the Merger Agreement and the Merger; and

		☐	☐	☐

such other matters as may properly come before the Special Meeting or any adjournment thereof.

The Board of Directors recommends a vote “FOR” Proposals 1, 2 and 3.

Dated:

Printed Name of Participant	Signature of Participant

This proxy will be voted as directed, but if no instructions are specified or they are not timely received, it will be voted by Plan  Trustee in its discretion.